Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Post-Effective Amendment No.1 to Form S-1 on Form S-3 No. 333-179115) and related Prospectus of The Active Network, Inc. for the registration of 1,350,000 shares of common stock and to the incorporation by reference therein of our report dated March 16, 2012, with respect to the consolidated financial statements of The Active Network, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
June 13, 2012